Exhibit 2.4

December 20, 2021

c/o Landmark Healthcare Companies LLC
839 N. Jefferson Street, Suite 600
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

This letter agreement is being entered into in connection with that certain Master Transaction Agreement, dated as of October 1, 2021, by and between Physicians Realty L.P., a Delaware limited partnership (“PRLP”), and Landmark Healthcare Companies LLC, a Delaware limited liability company (“Landmark”) (each, a “Party” and collectively, the “Parties”), as amended by that First Amendment to Master Transaction Agreement, dated as of December 3, 2021, by and between the Parties, and as further amended by that Second Amendment to Master Transaction Agreement, dated as of December 8, 2021, by and between the Parties (collectively, the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

Each of the Parties hereby agrees and acknowledges the following:

1.The Index of Defined Terms is hereby amended or modified as follows:
a.The definition of “Entity Provisions” is hereby amended and restated in its entirety and replaced with the following:

“Entity Provisions” shall mean the representations and warranties of Landmark contained in Sections 3.1 (Organization and Qualification), 3.2 (Authority; Binding Effect; Approvals; No Conflicts), 3.13 (Brokers and Finders), 3.18 (Liabilities), 3.19 (Ownership of Membership Interests and Properties), 3.20 (Purpose) and 3.29 (Ownership of Landmark).

b.The definition of “Landmark Fund II” is hereby amended and restated in its entirety and replaced with the following:

“Landmark Fund II” shall mean Landmark Healthcare Properties Fund II, LLC, a Delaware Series limited liability company (“Landmark Fund II”).

c.The definition of “Minority Partners” is hereby amended and restated in its entirety and replaced with the following:

“Minority Partners” shall mean, collectively, the Persons other than a Landmark Group Party that hold equity interests in the Project Companies or the Wildlight Series, each as identified on Schedule 3.19(a) attached hereto.”
d.The definition of “Property Level Debt Properties” is hereby deleted in its entirety.

e.The following definitions are hereby added in the appropriate alphabetical order:
“New Loan Agreement” shall have the meaning set forth in Section 2.5(d).
“Wildlight Series” shall mean the Wildlight Project Series of Landmark Fund II.
“Yulee Holding Company Merger” shall have the meaning set forth in Section 2.3(c).
“Yulee Holding Company Merger Sub” shall mean DOC–Yulee Holding Company, LLC, a Delaware limited liability company.
“Yulee Mezzanine Holding Company Minority Interest Merger Consideration” shall have the meaning set forth in Section 2.3(c).
“Yulee Mezz Plan of Merger” shall have the meaning set forth in Section 2.3(c).
“Yulee Project Company Merger Sub” shall mean DOC-251 Breezeway St MOB, LLC, a Delaware limited liability company.
2.The Agreement is hereby amended or modified as follows:
a.Recital B of the Agreement is hereby amended and restated in its entirety and replaced with the following:
“B.    As of the Effective Date, a separate Series (each, a “Series”) of Landmark Healthcare Properties Fund, LLC, a Delaware Series limited liability company (“Landmark Fund I”) directly or indirectly owns the percentage equity interest in each of the Project Companies as identified on the organizational chart attached as Schedule 3.19(a) hereto (with the remainder of such interests held by the Minority Partners), which Schedule 3.19(a) also identifies the Series holding such direct or indirect interest opposite the name of each Project Company.”
b.Section 1.1(b) of the Agreement is hereby amended and restated as follows:
“(b)    Allocation of Transaction Value.  Subject to the terms of this Section 1.1, the Transaction Value shall be allocated among the Properties as set forth in Schedule B-1 hereto (such allocated Transaction Value with respect to each Property, hereinafter the “Allocated Transaction Value”).”

c.The second sentence of Section 1.5 of the Agreement is hereby amended and restated in its entirety and replaced with the following:
“Each such consent and approval of the Minority Partners (other than the Minority Partners of the Yulee Mezzanine Holding Company) shall be in the applicable form attached hereto as Exhibit L-1 (subject to the terms below with respect to the Minority

Partner Release set forth therein), and each such consent and approval of the Minority Partners of the Yulee Mezzanine Holding Company shall be in the applicable form attached hereto as Exhibit L-2, in each case, with such changes thereto as may be reasonably acceptable to the Parties or as otherwise reasonably acceptable to PRLP (the “Merger Consent”).”

d.Section 2.3 of the Agreement is hereby amended and restated in its entirety and replaced with the following:
“(a)    On or prior to the Closing Date, prior to the initiation of the Project Company Merger Steps, each Mezzanine Holding Company (other than the Yulee Mezzanine Holding Company) shall: (i) enter into the Plan of Merger in the form attached hereto as Exhibit D-1 (each, a “Mezz Plan of Merger”), and (ii) file with the Secretary of State of the State of Delaware a Certificate of Merger, dated as of the Closing Date, in the form attached hereto as Exhibit B-1, pursuant to which, in accordance with the Mezz Plan of Merger, each Mezzanine Holding Company (other than the Yulee Mezzanine Holding Company) shall be merged with and into one Delaware limited liability company (the “Surviving Mezzanine Holding Company”), which Surviving Mezzanine Holding Company shall be wholly owned by Landmark Fund I.

(b)        On the Closing Date, effective following the steps described in Section 2.3(a) above and prior to the initiation of the Project Company Merger Steps, the Wildlight Series shall distribute to each of its members such member’s proportionate share of the limited liability company interests in the Yulee Mezzanine Holding Company, based on such member’s sharing percentage in the Wildlight Series, in redemption of 100% of the units in the Wildlight Series owned by such member as of the Effective Date.

(c)        On the Closing Date, effective following the steps described in Section 2.3(b) above and prior to the initiation of the Project Company Merger Steps, the Yulee Holding Company Merger Sub shall, and Landmark shall cause the applicable Series of Landmark Fund to cause the Yulee Mezzanine Holding Company to: (i) enter into the Plan of Merger in the form attached hereto as Exhibit D-2 (the “Yulee Mezz Plan of Merger”) and (ii) file with the Secretary of State of the State of Delaware a Certificate of Merger, dated as of the Closing Date, in the form attached hereto as Exhibit B-2, pursuant to which, in accordance with the Yulee Mezz Plan of Merger, such Yulee Holding Company Merger Sub shall be merged with and into the Yulee Mezzanine Holding Company, with the Yulee Mezzanine Holding Company surviving such merger (the “Yulee Holding Company Merger”) and in connection therewith (x) the applicable Minority Partners shall receive, in cash in immediately available funds, the amount set forth in the Yulee Mezz Plan of Merger for the Yulee Mezzanine Holding Company, as merger consideration, subject to the terms of the Yulee Mezz Plan of Merger (which amount shall be adjusted for costs of Closing attributable to the interests held by such Minority Partners or any other amounts allocated to such Minority Partners pursuant to the terms of this Agreement) (the “Yulee Mezzanine Holding Company Minority Interest Merger Consideration”) in full consideration of such Minority Partners’ interests in the Yulee Mezzanine Holding Company, and (y) the applicable Series of Landmark Fund shall receive a portion of the Unit Value (as defined) in full consideration of such Series of Landmark Fund’s interests in the Yulee Mezzanine Holding Company. Such Series of Landmark Fund shall direct that all of the Common Units and Preferred Units that it is entitled to receive pursuant to this Section 2.3(c) shall be issued to the Surviving Mezzanine Holding Company (and such Series of Landmark Fund will receive an interest in the Surviving Mezzanine Holding Company in exchange therefor, which interest shall be immediately contributed to the Bay City Series of Landmark Fund I).”

e.Section 2.4(a) of the Agreement is hereby amended and restated in its entirety and replaced with the following:
“(a)    Each Merger Sub (other than the Yulee Holding Company Merger Sub) shall, and Landmark shall cause the applicable Series of Landmark Fund, the Yulee Mezzanine Holding Company or the Surviving Mezzanine Holding Company, as applicable, that holds any Project Company to cause such Project Company to: (i) enter into the applicable Plan of Merger in the form attached hereto as Exhibit C (each, a “Plan of Merger”), and (ii) file with the Secretary of State of the State of Delaware a Certificate of Merger, dated as of the Closing Date, in the form attached hereto as Exhibit B-2, pursuant to which, in accordance with the applicable Plan of Merger, each Merger Sub (other than the Yulee Holding Company Merger Sub) shall be merged with and into the applicable Project Company, with the Project Company surviving such merger (collectively, the “Mergers” and the Project Companies surviving the Mergers, the “Surviving Project Companies”), and in connection therewith (x) the applicable Minority Partners shall receive, in cash in immediately available funds, the amount set forth in the applicable Plan of Merger for such Project Company and as more particularly described on Schedule 2.4(a), as merger consideration, subject to the terms of the applicable Plan of Merger (which amount shall be adjusted for costs of Closing attributable to the interests held by such Minority Partners or any other amounts allocated to such Minority Partners pursuant to the terms of this Agreement) (the “Minority Interest Merger Consideration”) in full consideration of such Minority Partners’ interests in the Project Company, and (y) each applicable Series of Landmark Fund or the Surviving Mezzanine Holding Company, as applicable (but not, for the avoidance of doubt, the Yulee Mezzanine Holding Company), shall receive a portion of the Transaction Value in Common Units and Preferred Units, as set forth on Schedule 2.4(a) (such portion of the Transaction Value, together with the portion of the Transaction Value issued to the applicable Series of Landmark Fund in Section 2.3(c) above, which amounts shall be net of costs of Closing attributable to the Common Units and Preferred Units so issued, in the aggregate, the “Unit Value”) in full consideration of such Series of Landmark Fund’s or the Surviving Mezzanine Holding Company’s interests in the Project Company; provided that, for the avoidance of doubt, (A) Landmark shall be solely responsible for, and shall control the timing and funding of, all payments to Minority Partners pursuant to this clause (a) (provided, that such timing and funding shall occur in accordance with the applicable Plan of Merger and Organizational Documents and otherwise in accordance with and pursuant to the terms and conditions of this Agreement), and (B) the Yulee Mezzanine Holding Company shall not receive any portion of the transaction value, whether in cash, Common Units or Preferred Units, in connection with the Merger between the Yulee Project Company Merger Sub and the Yulee Project Company pursuant to this Section 2.4(a). On the Closing Date, effective following the steps described above in this Section 2.4(a), PRLP shall contribute the limited liability company interests previously held by the Minority Partners in the Yulee Project Company to the Yulee Mezzanine Holding Company.”
f.Section 2.4(b) of the Agreement is hereby amended to replace the words “Section 2.4(a)” with “Sections 2.3(c) and 2.4(a)” wherever they appear.
g.Section 2.4(c) of the Agreement is hereby amended and restated in its entirety and replaced with the following:
“(c)    Immediately following the consummation of the transactions contemplated by Sections 2.3(c), 2.4(a) and 2.4(b) above:

(i)    With respect to each Project Company (other than the Designated Project Companies and the Yulee Project Company), PRLP shall own one hundred percent (100%) of the limited liability company interests in each Surviving Project Company, including the sum of the percentage of the limited liability company interests previously held by the Minority Partners in such Project Company, plus the percentage of limited liability company interests previously held by the applicable Series of Landmark Fund or the Surviving Mezzanine Holding Company, as applicable;

(ii)    With respect to each Designated Project Company, Merger Sub HoldCo shall own one hundred percent (100%) of the limited liability company interests in each Designated Project Company, including the sum of the percentage of the limited liability company interests previously held by the Minority Partners in such Project Company, plus the percentage of limited liability company interests previously held by the applicable Series of Landmark Fund or the Surviving Mezzanine Holding Company in such Project Company; and

(iii)    The Yulee Mezzanine Holding Company shall own one hundred percent (100%) of the limited liability company interests in the Yulee Project Company, including the sum of the percentage of the limited liability company interests previously held by the Minority Partners in the Yulee Project Company, plus the percentage of limited liability company interests previously held by the Yulee Mezzanine Holding Company.”

h.Section 2.5(b) of the Agreement is hereby amended and restated in its entirety and replaced with the following:
“(b)    Each of the Erie Project Company, the Grosse Pointe Project Company, the Lafayette Project Company, the Rochester Hills Project Company, and the Yulee Project Company, shall use funds contributed to it pursuant to Section 2.1(d)(i), less the applicable Minority Interest Merger Consideration used to purchase the Minority Partners’ interest in such Project Company pursuant to Section 2.4(a), less, solely with respect to the Yulee Project Company, the Yulee Mezzanine Holding Company Minority Interest Merger Consideration used to purchase the Minority Partners’ interest in the Yulee Mezzanine Holding Company pursuant to Section 2.3(c), to repay the Existing Debt with respect to such Project Company in cash in full (or, if such amounts are insufficient to repay the Existing Debt in full, to the maximum extent of such amounts).”
i.Section 2.5(c) of the Agreement is hereby amended to add the words “the Hospital Hill Project Company,” following the words “the Bay City Project Company,”.
j.Section 2.5(d) of the Agreement is hereby amended and restated in its entirety and replaced with the following:
“(d)    Each of the Jackson Project Company, the Jacksonville FL Project Company and the Old Bridge Project Company (i) shall have entered into a loan agreement by and among such Project Company, Capital One, National Association, and the other lenders party thereto upon such terms as are mutually agreed between the Parties (each, a “New Loan Agreement”) and (ii) shall use funds in an amount equal to (A) the cash contributed to it pursuant to Section 2.2 plus (B) the cash contributed to it by Merger Sub HoldCo in Section 2.1(d)(ii) plus (C) the proceeds from the New Loan Agreement with respect to such Project Company less (D) the Minority Interest Merger Consideration used to purchase the Minority Partners’ interests in such Project Company pursuant to Section 2.4(a) to repay the Existing Debt with respect to such Project Company in cash in full or, if the sum of the amounts in the preceding clauses (A), (B) and (C) less the amount in clause (D) is insufficient to repay the portion of the Existing Debt in full, so long as the amount in clause (C) is at least equal to the applicable amount on Schedule 2.5(d), to the maximum extent of such amounts) (the “Landmark Property Debt Repayment Amount”), as described on Schedule 2.5(d); provided, that the Parties shall pay all prepayment penalties incurred in connection with the repayment of the Existing Debt hereunder, as and to the extent applicable, in accordance with the allocation of responsibility set forth on Schedule 2.5(d); provided, further that Landmark shall provide the amounts of such prepayment penalties to PRLP as soon as reasonably practicable prior to the Closing Date.”
k.Article III of the Agreement is hereby amended to add the following as a new Section 3.29 immediately following Section 3.28 of the Agreement:
“Section 3.29    Ownership of Landmark.
(a)    The capitalization table attached as Schedule 3.29(a) hereto, which sets forth all the members of Landmark and their respective equity interests therein, is true, complete and correct in all respects on and as of the Effective Date.

(b)    The capitalization table attached as Schedule 3.29(b) hereto, which sets forth all the members of Landmark and their respective equity interests therein, is true, complete and correct in all respects on and as of the Closing Date.
l.Section 9.1(d)(v) of the Agreement is hereby amended to add the words “for all Properties (other than the Brandon Property, Lafayette Property, Jackson Property and Hospital Hill Property, for which Landmark shall have no leasing responsibilities from and after December 31, 2021)” after the words “on-going leasing efforts” and before the words “from and after the Closing Date.”
m.Section 9.2(g)(ii) of the Agreement is hereby amended and restated in its entirety and replaced with the following:
“(ii)     intentionally omitted;”
n.Section 9.2(k) of the Agreement is hereby deleted in its entirety.
o.Section 9.3(e) of the Agreement is hereby amended by (i) replacing the words “Hospital Hill Project Company” with “Jackson Project Company” and (ii) replacing the word “remain” with “be.”
p.The following sentence in Section 11.3(a)(i) of the Agreement is hereby deleted in its entirety:
“The Parties acknowledge and agree that, prior to the date that Landmark and PRLP shall finalize each Schedule and Exhibit (if any) that are not finalized as of the Effective Date, Landmark shall in no event be obligated to pay all or any portion of the Liquidated Damages Amount to PRLP.”

q.Section 13.22 of the Agreement is hereby deleted in its entirety.

3.The Schedules and Exhibits to the Agreement are hereby amended or modified as follows:

a.Schedule B-2 to the Agreement is hereby deleted in its entirety.

b.Each reference to Schedule 2.1(d)(i) to the Agreement is hereby deleted in its entirety and replaced with a reference to Section II of the funds flow memorandum delivered by Landmark pursuant to Section 10.1(a)(i)(11) of the Agreement.

c.Each reference to Schedule 2.1(d)(ii) to the Agreement is hereby deleted in its entirety and replaced with a reference to Section II of the funds flow memorandum delivered by Landmark pursuant to Section 10.1(a)(i)(11) of the Agreement.

d.Schedule 2.2 to the Agreement is hereby deleted in its entirety and replaced with Schedule 2.2 attached hereto.

e.Each reference to Schedule 2.4(a) to the Agreement is hereby deleted in its entirety and replaced with a reference to Exhibit A to the funds flow memorandum delivered by Landmark pursuant to Section 10.1(a)(i)(11) of the Agreement.

f.Schedule 2.5(d) to the Agreement is hereby deleted in its entirety and replaced with Schedule 2.5(d) attached hereto.

g.Schedule 3.19(a) to the Agreement is hereby deleted in its entirety and replaced with Schedule 3.19(a) attached hereto.

h.Schedule 3.19(b) to the Agreement is hereby deleted in its entirety and replaced with Schedule 3.19(b) attached hereto.

i.Schedule 5.1 to the Agreement is hereby deleted in its entirety and replaced with Schedule 5.1 attached hereto.

j.Schedule 10.3 to the Agreement is hereby deleted in its entirety and replaced with Schedule 10.3 attached hereto.

k.Schedule 10.4 to the Agreement is hereby deleted in its entirety and replaced with Schedule 10.4 attached hereto.

l.Schedule 13.22(a) to the Agreement is hereby deleted in its entirety.

m.Exhibit D to the Agreement is hereby deleted in its entirety and replaced with Exhibit D-1 and Exhibit D-2 attached hereto.

n.Exhibit L to the Agreement is hereby deleted in its entirety and replaced with Exhibit L-1 and Exhibit L-2 attached hereto.

4.PRLP hereby waives any right to indemnification pursuant to Section 8.1(a)(ii) of the Agreement with respect to Landmark accommodating PRLP’s request, following Landmark’s delivery of the Merger Consents to the Minority Partners, to change the name of each Surviving Project Company in each Certificate of Merger.

5.Landmark hereby designates the Deltona Property as a Kick-Out Property in accordance with Section 2.7(b) of the Agreement, and PRLP hereby accepts such designation. In accordance with Section 2.7(a) of the Agreement, as a result of such designation, the Transaction Value shall decrease by the Allocated Transaction Value for the Deltona Property from $764,250,000 to $750,000,000. Concurrently herewith, Landmark shall direct Escrow Agent to return the Allocated Deposit for Deltona Property to PRLP. The Deltona Property shall not be included in the closing of the transactions contemplated by the Agreement and the effects of the designation of the Deltona Property as a Kick-Out Property, including those described in Section 2.7(a) of the Agreement, are hereby effected.

6.Prior to the date hereof, Landmark has notified PRLP that Landmark will not obtain the Yulee Ground Lease Amendment on or prior to the Closing Date as required by Section 9.2(i) of the Agreement. On the express condition that Landmark provide to PRLP, at Closing, a credit against the Allocated Transaction Value for the Yulee Property in the amount of $800,000, PRLP hereby waives the condition precedent to PRLP’s obligation to effect the Closing set forth in Section 9.2(i) of the Agreement and agrees to Close on the Yulee Property notwithstanding that Landmark shall not obtain and deliver the Yulee Ground Lease Amendment (but subject to other closing conditions as applicable).

7.On or prior to the date hereof, Landmark has caused the Grosse Pointe Project Company to enter into an amendment to the Tenant Lease between the Grosse Pointe Project Company, as landlord, and William Beaumont Hospital, as tenant, and Landmark has delivered a copy thereof to PRLP. In connection with such amendment, the Parties have amended the Agreement as provided herein to remove all references in the Agreement to the “New Lease Consideration” and Landmark hereby agrees that it shall provide to PRLP, at Closing, a credit against the Allocated Transaction Value for the Grosse Pointe Property in the amount of $255,653.75.

8.Landmark shall indemnify, protect, defend, and hold harmless the PRLP Indemnified Parties from and against, and reimburse the PRLP Indemnified Parties with respect to, any Losses as a result of or arising out of the matters set forth on Annex A attached hereto, and such Losses shall not be subject to the Deductible. Landmark shall cooperate in good faith with the PRLP Indemnified Parties in the timely resolution of such matters, including providing such information or documentation, or access to Landmark’s personnel upon reasonable prior written notice during normal business hours, as may be reasonably requested by PRLP to facilitate the timely resolution of such matters.

9.PRLP shall indemnify, protect, defend and hold harmless the Landmark Group Parties from and against, and reimburse the Landmark Group Parties with respect to, any Losses as a result of or arising out of PRLP’s failure to cause the Owner Deposits listed on Schedule 10.8(a) to the Agreement to be replaced and to obtain the release of the applicable Landmark Group Parties (or their Affiliates) from any obligations under such Owner Deposits prior to the Closing Date and against any draws on such Owner Deposits from and after the Closing Date. PRLP agrees that, from and after the Closing Date, PRLP shall cause such Owner Deposits to be replaced promptly following the Closing Date and shall use commercially reasonable efforts to obtain the release of the applicable Landmark Group Parties (or their Affiliates) from any obligations under such Owner Deposits. PRLP shall cooperate in good faith with Landmark in a commercially reasonable manner to replace such Owner Deposits promptly following the Closing Date.

10.Landmark and PRLP agree that Landmark shall cause Baker Tilly US, LLP (“Baker Tilly”) to file, at or immediately following Closing, all transfer tax forms that have been approved by the Parties as of the Closing Date and, at Closing, Landmark shall receive, by wire transfer, the funds required to be submitted for payment of the transfer taxes and any other associated fees required be paid in connection therewith (the “Transfer Tax Funds”) and shall, concurrently with Baker Tilly’s filing of each transfer tax form, submit to the relevant taxing authorities the applicable Transfer Tax Funds. Landmark shall indemnify, protect, defend, and hold harmless the PRLP Indemnified Parties from and against, and reimburse the PRLP Indemnified Parties with respect to, any Losses as a result of or arising out of Landmark’s failure to submit all Transfer Tax Funds received by Landmark at Closing to the relevant taxing authorities, and such Losses shall not be subject to the Deductible. In furtherance of Section 10.9(d) of the Agreement, Landmark shall use commercially reasonable efforts (x) to cause and direct Baker Tilly to timely make all requisite filings of such transfer tax forms, (y) to cooperate in good faith with Baker Tilly in the timely completion of the transfer tax form filings, and (z) to provide copies of the completed filings, and such information or documentation as may be reasonably requested by PRLP to verify timely completion of the transfer tax filings and the associated payment of all applicable taxes, costs and/or fees.

Except as expressly amended hereby, the terms of the Agreement shall otherwise remain in full force and effect. This letter agreement may be executed by hand in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart. Facsimile or PDF transmission of an executed counterpart of this letter agreement (and any amendment hereto) shall be deemed to constitute due and sufficient delivery of such counterpart, and such facsimile or .PDF signatures shall be deemed original signatures for purposes of enforcement and construction of this letter agreement.

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    If the foregoing is agreeable to you, please signify your acceptance by executing this letter agreement in the space provided below and returning an executed copy to the undersigned.

PHYSICIANS REALTY L.P. By: Physicians Realty Trust, its general partner By: /s/ John T. Thomas Name: John T. Thomas Title: President and Chief Executive Officer
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LANDMARK HEALTHCARE COMPANIES LLC, a Delaware limited liability company By: /s/ Joseph W. Checota Name: Joseph W. Checota Title: Executive Chairman

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